Exhibit 10.1

U.S. Department of Justice United States Attorney Southern District of New York

The Silvio J. Mollo Building
One Saint Andrew’s Plaza
New York, New York 10007

March 8, 2012

William J. Schwartz, Esq.

Douglas P. Lobel, Esq.

Cooley LLP

1114 Avenue of the Americas

New York, New York 10036-7798

Re:	Science Applications International Corporation – Deferred Prosecution Agreement

Dear Messrs. Schwartz and Lobel:

Pursuant to our discussions and written exchanges, the Office of the United States Attorney for the Southern District of New York (the “Office”) and the defendant Science Applications International Corporation (“SAIC”), under authority granted by its Board of Directors in the form of a Board Resolution (a copy of which is attached hereto as Exhibit A), hereby enter into this Deferred Prosecution Agreement (the “Agreement”).

The Criminal Information

1. SAIC consents to the filing of a one-count Information (the “Information”) in the United States District Court for the Southern District of New York (the “Court”), charging SAIC with participating in a conspiracy to commit wire fraud, in violation of Title 18, United States Code, Section 1349, based on SAIC’s defrauding of the City of New York (the “City”) in relation to the CityTime information technology project (“CityTime”). A copy of the Information is attached hereto as Exhibit B. This Agreement shall take effect upon the filing of the Information.

Acceptance of Responsibility

2. As set forth in detail in SAIC’s Statement of Responsibility, attached hereto as Exhibit C and incorporated herein, SAIC admits that it, through the conduct of certain managerial employees and others, defrauded the City into significantly overpaying for CityTime.

Payments and Restitution

3. SAIC agrees to disgorge the proceeds of the offense described in the Information and Statement of Responsibility and accordingly will pay to the United States a total of $500,392,977. This payment is attributable to the following: (1) restitution to the City as the victim of the fraud described in the Information and Statement of Responsibility in the amount of $370,392,977; and (2) the remaining proceeds of $130,000,000 as a penalty for the offense.

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SAIC must transfer the total amount of $500,392,977 to the United States within one business day after executing this Agreement, Such payment shall be made by wire transfer to the United States Marshals Service. These funds shall thereafter be forfeited to the United States pursuant to a civil forfeiture complaint filed in the United States District Court for the Southern District of New York (the “Forfeited Funds”). SAIC agrees that it will not file a claim with the Court or otherwise contest this civil forfeiture action and will not assist a third party in asserting any claim to the Forfeited Funds. It is the intent of the parties that at least $370,392,977 of these funds (the “Restitution Amount”) be remitted to the City as the victim of the fraud pursuant to 18 U.S.C. § 981(e)(6), under the Petition for Remission and/or Mitigation procedures of the United States Department of Justice or any other manner within the United States Attorney General’s discretion. It is understood that SAIC and the City will execute mutual releases simultaneous to the execution of this Agreement (attached hereto as Exhibit D), pursuant to which, among other things, SAIC will waive any and all claims it may have to any monies currently being withheld by the City under the CityTime contract, and the City will waive any potential civil claims against SAIC based on its work on CityTime, effective upon SAIC’s payment of the Restitution Amount.

Continuing Obligation to Cooperate

4. SAIC acknowledges and understands that the cooperation it has provided to date with the criminal investigation by the Office, and its pledge of continuing cooperation, are important and material factors underlying the Office’s decision to enter into this Agreement. Therefore, SAIC agrees to cooperate fully and actively with the Office, the New York City Department of Investigation (“DOI”), and any other agency of the government designated by the Office regarding any matter relating to the Office’s investigation about which SAIC has knowledge or information.

5. It is understood that SAIC shall (a) truthfully and completely disclose all information with respect to the activities of itself and its officers, agents, and employees concerning all matters about which the Office inquires of it, which information can be used for any purpose; (b) cooperate fully with the Office, DOI, and any other law enforcement agency designated by the Office; (c) attend all meetings at which the Office requests its presence and use its best efforts to secure the attendance and truthful statements or testimony of any past or current officers, agents, or employees at any meeting or interview or before the grand jury or at trial or at any other court proceeding; (d) provide to the Office upon request any document, record, or other tangible evidence relating to matters about which the Office or any designated law enforcement agency inquires of it; (e) assemble, organize, and provide in a responsive and prompt fashion, and upon request, on an expedited schedule, all documents, records, information and other evidence in SAIC’s possession, custody or control as may be requested by the Office, DOI, or designated law enforcement agency; (f) volunteer and provide to the Office any information and documents that come to SAIC’s attention that may be relevant to the Office’s investigations and proceedings; (g) provide testimony or information necessary to identify or establish the original location, authenticity, or other basis for admission into evidence of documents or physical evidence in any criminal or other proceeding as requested by the Office,

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DOI, or designated law enforcement agency, including but not limited to information and testimony concerning the conduct set forth in the Information and Statement of Responsibility; (h) bring to the Office’s attention all criminal conduct by or criminal investigations of SAIC or any of its managerial employees; (i) bring to the Office’s attention any administrative or regulatory proceeding or civil action or investigation by any governmental authority that alleges fraud by SAIC; and (j) commit no crimes whatsoever.

6. SAIC agrees that its obligations to cooperate will continue until the later of (1) a period of three years from the date of the signing of this Agreement, or (2) the date upon which all prosecutions and appeals arising out of, or relating in any way to, the conduct described in the Information or Statement of Responsibility are finally concluded. SAIC’s obligation to cooperate is not intended to apply in the event that a prosecution against SAIC by this Office is pursued and not deferred.

Deferral of Prosecution

7. In consideration of SAIC’s entry into this Agreement and its commitment to: (a) accept and acknowledge responsibility for its conduct; (b) cooperate with the Office and DOI; (c) make the payments specified in this Agreement; (d) comply with Federal criminal laws; and (e) otherwise comply with all of the terms of this Agreement, the Office shall recommend to the Court that prosecution of SAIC on the Information be deferred for three years from the date of the signing of this Agreement. SAIC shall expressly waive indictment and all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the Southern District of New York for the period during which this Agreement is in effect.

8. It is understood that this Office cannot, and does not, agree not to prosecute SAIC for criminal tax violations. However, if SAIC fully complies with the understandings specified in this Agreement, no testimony given or other information provided by SAIC (or any other information directly or indirectly derived therefrom) will be used against SAIC in any criminal tax prosecution. In addition, the Office agrees that, if SAIC is in compliance with all of its obligations under this Agreement, the Office will, at the expiration of the period of deferral (including any extensions thereof), seek dismissal without prejudice as to SAIC of the Information filed against SAIC pursuant to this Agreement. Except in the event of a violation by SAIC of any term of this Agreement, the Office will bring no additional charges against SAIC, except for criminal tax violations, relating to its conduct on CityTime, as described in the admitted Statement of Responsibility. This Agreement does not provide any protection against prosecution for any crimes except as set forth above and does not apply to any individual or entity other than SAIC. SAIC and the Office understand that the Agreement to defer prosecution of SAIC must be approved by the Court, in accordance with 18 U.S.C. § 3161(h)(2). Should the Court decline to approve the Agreement to defer prosecution for any reason, both the Office and SAIC are released from any obligation imposed upon them by this Agreement, and this Agreement shall be null and void.

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9. It is further understood that should the Office in its sole discretion determine that SAIC has during the term of this Agreement: (a) given false, incomplete or misleading information, (b) committed any crime, or (c) otherwise violated any provision of this Agreement, SAIC shall, in the Office’s sole discretion, thereafter be subject to prosecution for any federal criminal violation of which the Office has knowledge, including but not limited to a prosecution based on the Information, the Statement of Responsibility, or the conduct described therein. Any such prosecution may be premised on any information provided by or on behalf of SAIC to the Office or DOI at any time. In any such prosecution, no charge would be time-barred provided that such prosecution is brought within the applicable statute of limitations period, excluding the period from the commencement of this Agreement until its termination. SAIC agrees to toll, and exclude from any calculation of time, the running of the criminal statute of limitations for the length of this Agreement starting from the date of the execution of this Agreement and including any extension of the period of deferral of prosecution pursuant to paragraph 11 below. By this Agreement, SAIC expressly intends to and hereby does waive its rights in the foregoing respects, including any right to make a claim premised on the statute of limitations, as well as any constitutional, statutory, or other claim concerning pre-indictment delay. Such waivers are knowing, voluntary, and in express reliance on the advice of SAIC’s counsel.

10. It is further agreed that in the event that the Office, in its sole discretion, determines that SAIC has violated any provision of this Agreement, including SAIC’s failure to meet its obligations under this Agreement: (a) all statements made by or on behalf of SAIC to the Office and DOI, including but not limited to the Statement of Responsibility, or any testimony given by SAIC or by any agent of SAIC before a grand jury, or elsewhere, whether before or after the date of this Agreement, or any leads from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings hereinafter brought by the Office against SAIC; and (b) SAIC shall not assert any claim under the United States Constitution, Rule 1l(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of SAIC before or after the date of this Agreement, or any leads derived therefrom, should be suppressed or otherwise excluded from evidence. It is the intent of this Agreement to waive any and all rights in the foregoing respects.

11. SAIC agrees that, in the event that the Office determines during the period of deferral of prosecution described in paragraph 7 above (or any extensions thereof) that SAIC has violated any provision of this Agreement, a one-year extension of the period of deferral of prosecution may be imposed in the sole discretion of the Office, and, in the event of additional violations, such additional one-year extensions as determined may be appropriate by this Office, but in no event shall the total term of the deferral-of-prosecution period of this Agreement exceed five (5) years.

12. SAIC, having truthfully admitted to the facts in the Statement of Responsibility, agrees that it shall not, through its attorneys, agents, or employees, make any statement, in litigation or otherwise, contradicting the Statement of Responsibility or its

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representations in this Agreement. Consistent with this provision, SAIC may raise defenses and/or assert affirmative claims in any civil proceedings brought by private parties as long as doing so does not contradict the Statement of Responsibility or such representations. Any such contradictory statement by SAIC, its present or future attorneys, agents, or employees shall constitute a violation of this Agreement and SAIC thereafter shall be subject to prosecution as specified in paragraphs 7 through 10, above, or the deferral-of-prosecution period shall be extended pursuant to paragraph 11, above. The decision as to whether any such contradictory statement will be imputed to SAIC for the purpose of determining whether SAIC has violated this Agreement shall be within the sole discretion of the Office. Upon the Office’s notifying SAIC of any such contradictory statement, SAIC may avoid a finding of violation of this Agreement by repudiating such statement both to the recipient of such statement and to the Office within forty-eight (48) hours after receipt of notice by the Office. SAIC consents to the public release by the Office, in its sole discretion, of any such repudiation. Nothing in this Agreement is meant to affect the obligation of SAIC or its officers, directors or employees to testify truthfully in any judicial proceeding.

13. SAIC agrees that it is within the Office’s sole discretion to choose, in the event of a violation, the remedies contained in paragraphs 9 and 10 above, or instead to choose to extend the period of deferral of prosecution pursuant to paragraph 11. SAIC understands and agrees that the exercise of the Office’s discretion under this Agreement is unreviewable by any court. Should the Office determine that SAIC has violated this Agreement, the Office shall provide notice to SAIC of that determination and provide SAIC with an opportunity to make a presentation to the Office to demonstrate that no violation occurred, or, to the extent applicable, that the violation should not result in the exercise of those remedies or in an extension of the period of deferral of prosecution.

The Compliance & Ethics Program

14. SAIC shall implement and maintain an effective compliance and ethics program that fully comports with the criteria set forth in Section 8B2.1 of the United States Sentencing Guidelines Manual (the “Compliance & Ethics Program”). As part of the Compliance & Ethics Program, SAIC shall maintain a permanent compliance office and a permanent education and training program relating to the laws, regulations and ethics governing the work of SAIC, paying particular attention to SAIC’s procurement and subcontracting practices. As part of the Compliance & Ethics Program, SAIC shall (a) ensure that an effective program be maintained to detect and punish violators of laws, policies, and standards, and encourage those who report such violators; (b) ensure that no employee or agent of SAIC is penalized in any way for providing information relating to SAIC’s compliance or noncompliance with laws, policies, and standards to any SAIC official, government agency, compliance officer, or the Monitor appointed pursuant to paragraph 15 below; and (c) ensure that all SAIC employees have access to a hot-line or other means to provide information to SAIC’s compliance office relating to SAIC’s compliance or noncompliance with laws, policies, and standards. SAIC shall take steps to audit the Compliance & Ethics Program to ensure it is carrying out the duties and responsibilities set out in this Agreement. The Office acknowledges that SAIC has

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implemented significant changes to its ethics and compliance program, including its processes and procedures governing procurement, subcontract administration, and ethics investigations.

Independent Monitor

15. SAIC agrees to retain an independent monitor (the “Monitor”), upon selection by the Office and approval by the Office of the Deputy Attorney General, whose powers, rights and responsibilities shall be as set forth below.

(a) Jurisdiction, Powers, and Oversight Authority. The Monitor shall:

(1) Review and monitor SAlC’s compliance with this Agreement and make such recommendations as the Monitor believes are necessary to comply with this Agreement;

(2) Review and monitor SAIC’s maintenance and execution of the Compliance & Ethics Program and recommend such changes as are necessary to ensure conformity with the Sentencing Guidelines and this Agreement, and that are necessary to ensure that the Program is effective;

(3) Review and monitor SAIC’s policies and practices regarding procurement and subcontracting;

(4) Review and monitor SAIC’s policies and practices regarding treatment of whistleblowers and whistleblower complaints; and

(5) Review and monitor SAIC’s policies and practices regarding contracts with non-federal governmental entities.

It is the intent of this Agreement that the provisions regarding the Monitor’s jurisdiction, powers and oversight authority and duties be broadly construed. SAIC shall adopt all recommendations submitted by the Monitor unless SAIC objects to any recommendation and the Office agrees that adoption of such recommendation should not be required.

(b) Access to Information. The Monitor shall have the authority to take such reasonable steps, in the Monitor’s view, as necessary to be fully informed about those operations of SAIC within or relating to his or her jurisdiction that are not at a level of classification beyond which the Monitor has security clearance. To that end, the Monitor shall have:

(1) Access to, and the right to make copies of, any and all non-privileged books, records, accounts, correspondence, files, and any and all other documents or electronic records, including e-mails, of SAIC and its partners, agents and employees, within or relating to his or her jurisdiction; and

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(2) The right to interview any officer, employee, agent, or consultant of SAIC and to participate in any meeting concerning any matter within or relating to his or her jurisdiction.

To the extent that the Monitor seeks access to information contained within privileged documents or materials, SAIC shall use its best efforts to provide the Monitor with the information without compromising the asserted privilege. The Monitor shall take appropriate steps to maintain the confidentiality of any non-public information entrusted to him or her and shall share such information only with the Office, DOI, or any designated agency.

(c) Hiring Authority. The Monitor shall have the authority to employ legal counsel, consultants, investigators, experts, and any other personnel necessary to assist in the proper discharge of the Monitor’s duties.

(d). Implementing Authority. The Monitor shall have the authority to take any other actions that are necessary to effectuate his or her oversight and monitoring responsibilities.

(e). Miscellaneous Provisions.

(1). Term. The Monitor’s authority set forth herein shall extend for a period of three years from the Monitor’s entry on duty, except that (a) in the event the Office determines during the period of the Monitorship (or any extensions thereof), that SAIC has violated any provision of this Agreement, a one-year extension of the period of the Monitorship may be imposed in the sole discretion of the Office, and, in the event of additional violations, an additional one-year extension, but in no event shall the total term of the Monitorship exceed five years; and (b) in the event the Office, in its sole discretion, determines during the period of the Monitorship that the employment of a Monitor is no longer necessary to carry out the purposes of this Agreement, the Office may shorten the period of the Monitorship.

(2). Selection of the Monitor. The Office shall consult with SAIC using its best efforts to select and appoint a mutually acceptable Monitor (and any replacement Monitors, if required) as promptly as possible. In the event that the Office is unable to select a Monitor acceptable to SAIC, the Office shall have the sole right to select a Monitor (and any replacement Monitors, if required). The selection of the Monitor must be approved by the Deputy Attorney General.

(3). Notice regarding the Monitor; Monitor’s Authority to Act on Information received from Employees; No Penalty for Reporting. SAIC shall establish an independent, toll-free answering service to facilitate communication anonymously or otherwise with the Monitor. Within 10 days of the commencement of the Monitor’s duties, SAIC shall advise each of its employees in writing of the appointment of the Monitor, the Monitor’s powers and duties as set forth in this Agreement, the toll-free number established for contacting the Monitor, and email and mail addresses designated by the Monitor. Such notice shall inform employees that they may communicate with the Monitor anonymously or otherwise, and that no

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agent, consultant, or employee of SAIC shall be penalized in any way for providing information to the Monitor. In addition, such notice shall direct that, if an employee is aware of any violation of any law or any unethical conduct that has not been reported to an appropriate federal, state or municipal agency, the employee is obligated to report such violation or conduct to SAlC’s compliance office or the Monitor. The notice obligations herein shall apply to all SAIC subcontractors, and SAIC shall require all subcontractors to provide such notice to all of their employees and agents. SAIC already has in existence an employee hotline that may provide for effective anonymous communication with the Monitor. The Monitor has the sole discretion to determine whether the existing employee hotline is sufficient to permit anonymous communications or whether the establishment of an additional hotline is required.

(4). Reports to the Office. The Monitor shall keep records of his or her activities, including copies of all correspondence and telephone logs, as well as records relating to actions taken in response to correspondence or telephone calls. If potentially illegal or unethical conduct is reported to the Monitor, the Monitor may, at his or her option, conduct an investigation, and/or refer the matter to SAlC’s compliance office or to the Office. The Monitor may report to the Office whenever the Monitor deems fit but, in any event, shall file a written report not less often than every four months regarding: the Monitor’s activities; whether SAIC is complying with the terms of this Agreement; and any changes that are necessary to foster SAIC’s compliance with any applicable laws, regulations and standards. Such periodic written reports are to be provided to SAIC and the Office. The Office may, in its sole discretion, provide all or part of any such periodic written report, or other information provided to the Office by the Monitor, to DOI or any designated agency. SAIC may provide all or part of such periodic written reports to other federal agencies or governmental entities. Should the Monitor determine that it appears that SAIC has violated any law, has violated any provision of this Agreement, or has engaged in any conduct that could warrant the modification of his or her jurisdiction, the Monitor shall promptly notify the Office, and when appropriate, SAIC.

(5). Cooperation with the Monitor. SAIC and all of its officers, directors, employees, agents, and consultants shall have an affirmative duty to cooperate with and assist the Monitor in the execution of his or her duties and shall inform the Monitor of any information that may relate to the Monitor’s duties or lead to information that relates to his or her duties. Failure of any SAIC officer, director, employee, or agent to cooperate with the Monitor may, in the sole discretion of the Monitor, serve as a basis for the Monitor to recommend dismissal or other disciplinary action.

(6). Compensation and Expenses. The compensation and expenses of the Monitor, and of the persons hired under his or her authority, shall be paid by SAIC. The Monitor, and any persons hired by the Monitor, shall be compensated in accordance with their respective typical hourly rates. SAIC shall pay bills for compensation and expenses promptly, and in any event within 30 days. In addition, within one week after the selection of the Monitor, SAIC shall make available office space, telephone service and clerical assistance sufficient for the Monitor to carry out his or her duties.

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(7). Indemnification. SAIC shall provide an appropriate indemnification agreement to the Monitor with respect to any claims arising out of the performance of the Monitor’s duties.

(8). No Affiliation. The Monitor is not, and shall not be treated for any purpose, as an officer, employee, agent, or affiliate of SAIC.

Limits of this Agreement

16. It is understood that this Agreement is binding on the Office but does not bind any other Federal agencies, any state or local law enforcement agencies, any licensing authorities, or any regulatory authorities. However, if requested by SAIC or its attorneys, the Office will bring to the attention of any such agencies, including but not limited to any regulators, as applicable, this Agreement, the cooperation of SAIC, and SAIC’s compliance with its obligations under this Agreement.

Public Filing

17. SAIC and the Office agree that, upon filing of the Information, this Agreement (including the Statement of Responsibility and the other attachments hereto) shall be filed publicly in the proceedings in the United States District Court for the Southern District of New York.

Execution in Counterparts

18. This Agreement may be executed in one or more counterparts, each of which shall be considered effective as an original signature.

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Integration Clause

19. This Agreement sets forth all the terms of the Deferred Prosecution Agreement between SAIC and the Office. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Office, SAIC’s attorneys, and a duly authorized representative of SAIC.

PREET BHARARA
United States Attorney
Southern District of New York

By:
HOWARD S. MASTER
ANDREW D. GOLDSTEIN
Assistant United States Attorneys

LORIN L. REISNER
Chief, Criminal Division

Accepted and agreed to:

John P. Jumper
Chief Executive Officer, SAIC

William J. Schwartz, Esq. Douglas P. Lobel, Esq. Attorneys for SAIC

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Integration Clause

19. This Agreement sets forth all the terms of the Deferred Prosecution Agreement between SAIC and the Office. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Office, SAIC’s attorneys, and a duly authorized representative of SAIC.

PREET BHARARA
United States Attorney
Southern District of New York

By:
HOWARD S. MASTER
ANDREW D. GOLDSTEIN
Assistant United States Attorneys

LORIN L. REISNER
Chief, Criminal Division

Accepted and agreed to:

John P. Jumper
Chief Executive Officer, SAIC

William J. Schwartz, Esq.
Douglas P. Lobel, Esq.
Attorneys for SAIC

Exhibit A

WHEREAS:

1. The Company, through counsel, has been engaged in discussions with the United States Attorney’s Office for the Southern District of New York (“USAO”) and the City of New York to resolve a federal criminal investigation and the City’s potential civil claims relating to the City Time project (the “CityTime Matters”);

2. In order to resolve the CityTime Matters, it is proposed that the Company enter into a Deferred Prosecution Agreement with the USAO (the “DPA”);

3. The Board of Directors has thoroughly reviewed the DPA and the Statement of Responsibility, the Information (the “Information”), and the releases, which are exhibits to the DPA;

4. The Board of Directors has thoroughly discussed with counsel the Company’s rights, possible defenses to the CityTime Matters, the consequences of entering into the DPA, and the alternatives to entering into the DPA, and has received counsel’s advice with respect to those matters; and

5. The Board of Directors has determined that it is in the best interests of the Company to enter into the DPA;

NOW, THEREFORE, IT IS HEREBY RESOLVED:

1. The DPA is approved to be entered into by the Company in substantially the form reviewed by the Board of Directors;

2. The CEO, or any other executive officer he designates, is authorized to execute the DPA and the Company’s release of the City on behalf of the Company and the Company’s CEO and executive officers are each authorized and directed to take any and all steps, and any other actions as may be necessary or appropriate, to carry out and give effect to the DPA;

3. Cooley LLP, the Company’s counsel, is authorized, on the Company’s behalf, to:

a.	execute a waiver of indictment and a waiver of speedy trial;

b.	appear in court to enter a plea of “Not Guilty” upon arraignment following the filing of the Information; and

1

c.	take such other steps, and to execute any such other document as may be necessary, pursuant to the instructions of Management, to give effect to the DPA.

Exhibit B

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	X

UNITED STATES OF AMERICA	:	INFORMATION

- v. -	:	S3 11 Cr. 121 (GBD)

SCIENCE APPLICATIONS	:
INTERNATIONAL CORPORATION,
:

Defendant.	:

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	X

COUNT ONE

(Conspiracy To Defraud the City of New York)

The United States Attorney charges:

1. From at least in or about 2003, up to and including in or about 2010, in the Southern District of New York and elsewhere, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (“SAIC”), the defendant, and others known and unknown, willfully and knowingly did combine, conspire, confederate, and agree together and with each other to commit wire fraud in violation of Title 18, United States Code, Section 1343.

2. It was a part and an object of the conspiracy that SAIC, the defendant, and others known and unknown, willfully and knowingly, having devised and intending to devise a scheme and artifice to defraud, and for obtaining money and property from the City of New York (the “City”) by means of false and fraudulent pretenses, representations and promises, would and did transmit and cause to be transmitted by means of wire communication in interstate and foreign commerce, writings, signs, signals, pictures, and sounds, including interstate and foreign wire transfers, for the purpose of executing such scheme and artifice, in violation of Title 18, United States Code, Section 1343, to wit, SAIC, together with others known and unknown, defrauded the City into significantly overpaying for the CityTime information technology project (“CityTime”).

Overt Act

3. In furtherance of said conspiracy and to effect the illegal object thereof, the following overt act, among others, was committed in the Southern District of New York and elsewhere:

a. In or about 2005 and 2006, SAIC negotiated with the City a contract amendment that, among other things, had the effect of transferring the risk of future cost overruns and any expansion of the CityTime project from SAIC to the City.

(Title 18, United States Code, Section 1349.)

FORFEITURE ALLEGATION

4. As a result of committing the offense alleged in Count One of the Information, SAIC, the defendant, shall forfeit to the United States, pursuant to 18 U.S.C.

§ 981(a) (1) (C) and 28 U.S.C. § 2461, all property, real and personal, that constitutes or is derived, directly or indirectly, from gross proceeds traceable to the commission of the said offense.

Substitute Asset Provision

5. If any of the above-described forfeitable property, as a result of any act or omission of the defendant:

(1) cannot be located upon the exercise of due diligence;

(2) has been transferred or sold to, or deposited with, a third person;

(3) has been placed beyond the jurisdiction of the Court;

(4) has been substantially diminished in value; or

(5) has been commingled with other property which cannot be subdivided without difficulty;

it is the intent of the United States, pursuant to 18 U.S.C. § 982(b), to seek forfeiture of any other property of said defendant up to the value of the above forfeitable property.

(Title 18, United States Code, Sections 981 and 982, and Title 28, United States Code, Section 2461.)

PREET BHARARA
United States Attorney

Form No. USA-33s-274 (Ed. 9-25-58)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

UNITED STATES OF AMERICA

- v. -

SCIENCE APPLICATIONS INTERNATIONAL

CORPORATION,

Defendant.

INFORMATION

S3 11 Cr. 121 (GBD)

(18 U.S.C. § 1349.)

PREET BHARARA
United States Attorney.

Exhibit C

Statement of Responsibility

Science Applications International Corporation (“SAIC,” or the “Company”) states and admits as follows:

The “CityTime” Project (“CityTime,” or the “Project”) was an initiative by the City of New York (the “City”) to modernize its timekeeping and payroll systems across all City agencies. In 2000, SAIC became the lead contractor on CityTime, which at the time had a contract value of approximately $73 million. In 2003, SAIC appointed Gerard Denault, who had been hired by SAIC in 2002, to serve as Program Manager of the Project, and Carl Bell to serve as Chief Systems Engineer. Shortly thereafter, SAIC, at the behest of Denault, hired Technodyne LLC (“Technodyne”) as a “single source” subcontractor to provide staffing for the Project. In United States v. Mark Mazer et al., S2 11 Cr. 121 (S.D.N.Y.), it is alleged that Denault and Bell conspired with others to defraud the City and personally received millions of dollars in kickbacks from Technodyne in exchange for steering business on the CityTime project to Technodyne, and Technodyne in turn served as a vehicle for the payment of tens of millions of dollars of additional kickbacks to other individuals.

In 2005, a whistleblower within SAIC filed an anonymous ethics complaint with the Company alleging that Technodyne was receiving preferential treatment on the CityTime project, and that the only explanation for the conduct was that Denault had to be receiving kickbacks from Technodyne. SAIC failed to properly investigate the complaint and did not notify the City that a complaint had been made. The complaint also was not brought to the attention of SAIC’s Board of Directors. At the time of the whistleblower complaint, SAIC had paid Technodyne approximately $17 million in connection with CityTime; by 2011, SAIC had paid Technodyne approximately $325 million.

In 2006, the City and SAIC entered into a contract amendment (“Amendment 6”) that, among other things, had the effect of transferring the risk of future cost overruns and any expansion of the Project from SAIC to the City. Following the execution of Amendment 6, which was being negotiated at the time the ethics complaint was made, SAIC, under the direction of Denault, staffed the Project with hundreds of consultants hired by Technodyne, and the cost of the Project expanded dramatically, from approximately $115 million in 2005 to approximately $620 million in 2011. In addition, while SAIC was losing millions of dollars on the Project as of the end of 2005, by 2010, when it was close to delivering a working system to the City, SAIC estimated that it would make a profit of $60 million on the Project.

SAIC accepts responsibility for the illegal conduct alleged against Denault and admitted by Bell during the course of the CityTime project. The Company acknowledges that the conduct and

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managerial failures described herein contributed to the ability of Denault and Bell to commit their alleged crimes against the City, and that the City was defrauded by SAIC as a result.

In addition to the Company’s failure to properly investigate the 2005 ethics complaint, management employees responsible for directly overseeing Denault and the Company’s performance of the CityTime contract failed to adequately supervise his activities and to control the costs of the Project. Among other things, they either failed to perceive or ignored that Denault, through intimidation and threats of retaliation or termination, created a hostile atmosphere in SAIC’s New York office in which employees were afraid to confront him or bring their ethical or legal concerns to his supervisors. In those instances in which SAIC employees on the Project expressed concerns to Denault’s supervisors about the possibility that he had a corrupt relationship with Technodyne, those managers reacted with inappropriate skepticism, shifted the burden to the employees to prove their assertions, and failed to pass on the concerns to the proper Company personnel for investigation.

Some SAIC managers failed to perceive or ignored significant and pervasive irregularities within the SAIC-Technodyne relationship, including, among other things, the relative size of the “single source” subcontract, Denault’s refusal to staff positions with SAIC employees rather than Technodyne employees, and his refusal to put the subcontract out for competitive bid. Finally, those responsible for directly managing the Project failed to enforce the Company’s procurement policies in ways that allowed the irregular Technodyne relationship to continue and undermined the Company’s own procurement personnel in the performance of their duties, thereby enabling Denault to continue his alleged illegal activities.

SAIC’s failures resulted, in part, from an overemphasis on the financial and operational success of the CityTime project by those assigned to manage the Project, at the expense of the Company’s own ethics, human resources and procurement policies. In order to assure the success of the Project, some managers supervising Denault and the Project disregarded warning signs of possible corruption, and tolerated Denault’s improper handling and supervision of the CityTime contract and SAIC’s New York office. As a result, SAIC failed to take actions that might have detected, disrupted or curtailed the charged conspiracies, allowing the City to be victimized repeatedly and systematically for more than seven years.

SAIC has responded to the Government’s investigation as a responsible and concerned corporate citizen. In addition to fully cooperating with the Government, SAIC undertook a thorough review of its policies and procedures, and voluntarily implemented measures designed to strengthen its compliance systems and enhance its culture of ethics and compliance. SAIC also terminated the employment of the managers who directly supervised Denault and the Project for their failures in connection with CityTime.

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Exhibit D

To All To Whom These Presents Shall Come Or May Concern, Know That

The City of New York

a municipal corporation organized under the laws of the State of New York, as RELEASOR, in consideration of the sum of Three Hundred Seventy Million Three Hundred Ninety Two Thousand Nine Hundred Seventy Seven Dollars ($370,392,977.00), paid by Science Applications International Corporation (“SAIC”) to the United States, and in consideration of the agreement by the United States to remit this sum in full to the City of New York, releases and discharges SAIC (“RELEASEE”), and its heirs, executors, administrators, successors, assigns, agents, departments, employees, officers, directors, shareholders, parents, subsidiaries of parents, subsidiaries, affiliates, fiduciaries, beneficiaries, trustees, and representatives from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the RELEASEE, the RELEASOR and its successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this RELEASE, arising out of or related to the CityTime Contract, as amended, for a citywide, automated timekeeping system, including but not limited to any amounts relating to fraud and/or overcharges in connection with the CityTime Contract.

The words “RELEASOR” and “RELEASEE” include all releasors and all releasees under this RELEASE.

This RELEASE may not be changed orally.

IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed by a duly authorized officer on the 8th day of March, 2012.

CITY OF NEW YORK

By:
Assistant Corporation Counsel

STATE OF NEW YORK

COUNTY OF NEW YORK, ss.:

On this 8th day of March 2012, before me personally appeared Gail Rubin, to me known, who, being by me duly sworn did depose and say that she is an authorized agent of THE CITY OF NEW YORK, the municipal corporation described in and which executed the foregoing instrument; and that it was so executed by order of said municipal corporation.

Notary Public

MICHAEL J. MAY Notary Public, State of New York No. 24-4994296 Qualified In Kings County Commission Expires March 30, 2014

To All To Whom These Presents Shall Come Or May Concern, Know That

Science Applications International Corporation

a corporation organized under the laws of the State of Delaware, as RELEASOR, in consideration of the Release of same date received from the City of New York, receipt whereof is hereby acknowledged, releases and discharges The City of New York (“RELEASEE”), and its heirs, executors, administrators, successors, assigns, agents, employees, officers, directors, shareholders, parents, subsidiaries of parents, subsidiaries, affiliates, fiduciaries, beneficiaries, trustees, and representatives from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the RELEASEE, the RELEASOR and its successors and assigns ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this RELEASE, arising out of or related to the CityTime Agreement and Project, for a citywide, automated timekeeping system, including but not limited to any amounts allegedly due SAIC for work on and development of the CityTime Project.

The words “RELEASOR” and “RELEASEE” include all releasors and all releasees under this RELEASE.

This RELEASE may not be changed orally.

IN WITNESS WHEREOF, the RELEASOR has caused this RELEASE to be executed by a duly authorized officer on the 9th day of March, 2012.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:

COMMONWEALTH OF VIRGINIA

COUNTY OF FAIRFAX, ss.:

On this 9th day of March 2012, before me personally appeared JOHN P. JUMPER, to me known, who, being by me duly sworn did depose and say that s/he is the individual whose name is subscribed to herein, and acknowledged that s/he is an authorized agent of SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, and in his or her capacity as CHIEF EXECUTIVE OFFICER of SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, executed the foregoing instrument; and that it was so executed by order of said SCIENCE APPLICATIONS INTERNATIONAL CORPORATION.

Notary Public